EXHIBIT 99.1

Royal Gold Expands Revolving Credit Facility and Pays Down another $50 million of Debt

DENVER, COLORADO. JUNE 2, 2017:  ROYAL GOLD, INC. (NASDAQ:RGLD) (together with its subsidiaries, “Royal Gold” or “Company”) today announced that it entered into a new $1 billion, 5-year revolving credit facility (“New Credit Facility”) with a final maturity in June 2022. The New Credit Facility replaces Royal Gold’s prior $650 million credit facility (“Prior Credit Facility”) that was set to mature in March 2021. Royal Gold repaid the Prior Credit Facility using a combination of cash on hand of $50 million and a borrowing under the New Credit Facility of $250 million, leaving $750 million of availability under the New Credit Facility.

“Royal Gold currently has no additional capital commitments, and all cash going forward will be available for acquisitions, debt reduction and dividends. Over the last 90 days, we have paid down $95 million in debt, including the $50 million announced today,” Tony Jensen, President and CEO commented. “It is also prudent to always be prepared for future opportunities. We continually evaluate our capital structure, and this expanded credit facility reflects a company of our size. We genuinely appreciate the strong financial support from our expanded banking syndicate.”

The New Credit Facility has been entered into by Royal Gold as borrower, a wholly-owned subsidiary of Royal Gold as guarantor, and the Bank of Nova Scotia (“BNS”), HSBC Bank USA, National Association (“HSBC”), Canadian Imperial Bank of Commerce (“CIBC”), Bank of America, N.A., Goldman Sachs Bank USA, The Bank of Montreal, National Bank Financial, and Royal Bank of Canada, as lenders. Agents under the New Credit Facility include BNS, HSBC and CIBC as Co-Lead Arrangers and Joint Bookrunners, BNS as Administrative Agent, HSBC as Syndication Agent and CIBC as Documentation Agent.

The New Credit Facility includes an accordion of up to $250 million, which, subject to satisfaction of certain conditions, allows the Company to increase the aggregate commitments under the facility to $1.25 billion. The Company will incur commitment fees on undrawn capacity at annual rates ranging from 0.25% to 0.55% when the Company’s leverage ratio is below specified levels. The interest rate range for drawn borrowings in the New Credit Facility is substantially similar to the Prior Credit Facility, and is specified in more detail in the Company’s 8-K filing.

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About Royal Gold

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties, and similar production based interests.  The Company owns interests on 194 properties on six continents, including interests on 38 producing mines and 22 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karli Anderson

Vice President Investor Relations

(303) 575-6517

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